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EXHIBIT 10.02.4

AMENDED AND RESTATED
ADELPHIA COMMUNICATIONS CORPORATION
SEVERANCE PLAN/
SUMMARY PLAN DESCRIPTION

        There may be times when economic circumstances, financial conditions, reorganizations or work slowdown make it necessary to enact layoff procedures. This Amended and Restated Adelphia Communications Corporation Severance Plan (the "Plan") describes the procedures that will be followed and the severance benefits that will be paid to eligible employees of Adelphia Communications Corporation and certain of the affiliates of Adelphia Communications Corporation (together, "Adelphia"). The Plan supersedes any and all prior plans, policies or practices, written or oral, which may have previously applied governing the payment of severance benefits to terminated employees.

Section 1. Effective Date.

        The Plan became effective as of March 28, 2003 upon the issuance of an order by the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), such court having jurisdiction over the chapter 11 cases currently pending with respect to Adelphia (collectively, the "Chapter 11 Case"), upon notice and hearing, approving the Plan (the "Effective Date"). The Plan was amended and restated effective as of September 21, 2004 and November 3, 2005.

Section 2. Eligibility.

        Subject to receipt of a written notice of eligibility from the Plan Administrator (as defined below) confirming participation in the Plan, an Adelphia employee who works full-time (regularly scheduled to work 32 or more hours per week), who is actively working, or on an approved disability or other approved leave of absence, at the time of separation from Adelphia on or after the Effective Date, will be a participant in the Plan (a "Participant") and eligible to receive severance benefits if he or she experiences an involuntary separation through no fault of his or her own as a result of:

        (a)   a reduction in force due to lack of work or for other business reasons; or

        (b)   a determination by management that, due to business reasons, his or her performance or contribution to the business (although satisfactory) does not meet the needs of the business.

        The Plan Administrator shall be under no obligation to deliver or provide a written notice of eligibility to any specific Adelphia employee, and the Plan Administrator shall determine, in its sole discretion, which Adelphia employees shall receive a written notice of eligibility and become Participants in the Plan. Notwithstanding any other provision of the Plan to the contrary, (i) no Adelphia employee shall become a Participant unless such employee has received a written notice of eligibility from the Plan Administrator; and, (ii) any Adelphia employee that received a written notice of eligibility pursuant to the predecessor to this Plan (the Adelphia Communications Severance Plan/Summary Plan Description, effective March 28, 2003) shall continue to be a Participant in this Plan unless such Participant no longer satisfies the eligibility requirements set forth in this Section 2.

        Notwithstanding the foregoing, and except as otherwise provided by the Plan Administrator, employees are not eligible to participate in this Plan if they are (i) employees whose terms of employment are covered by a collective bargaining agreement, (ii) employees who are regularly scheduled to work less than 32 hours per week, (iii) temporary or casual employees, (iv) independent contractors (regardless of whether the individual is classified as an employee by any federal, state, or local agency), or consultants, (v) parties to a valid and binding individual agreement or arrangement with Adelphia that provides for the payment of severance benefits upon termination of employment, including, but not limited to, any agreement or arrangement that has been assumed, or otherwise approved by a final order of the Bankruptcy Court, (vi) contract personnel assigned to work at

Adelphia by an outside employment agency, (vii) entitled to the payment of severance or similar benefits from Adelphia, other than pursuant to the Plan, upon termination of employment under any severance plan, policy or arrangement or final order of the Bankruptcy Court that provides for the payment of severance or similar benefits, or (viii) employees who have elected to be placed on administrative leave by Adelphia pursuant to a written agreement between the employee and Adelphia.

        In addition, and except as otherwise provided by the Plan Administrator, severance benefits will not be paid under this Plan in the event the employee:

          (a)   fails to perform his or her assigned duties satisfactorily through the designated date of the employee's termination of employment;

          (b)   fails to cooperate with Adelphia, those acting on its behalf, or governmental authorities in connection with any special investigation conducted by Adelphia or any government investigation;

          (c)   is involuntarily terminated by Adelphia for "cause," which is defined to mean (i) an employee's refusal or repeated failure to perform the duties assigned to him or her; (ii) any act by the employee that has the effect of injuring the reputation or business of Adelphia; (iii) the conviction by the employee of a felony; (iv) any violation by the employee of the rules, regulations or policies of Adelphia; (v) theft by the employee; or (vi) commission by the employee of an act of gross misconduct, fraud or embezzlement;

          (d)   fails or refuses to return all Adelphia property in the employee's possession or fails to settle all expenses and other financial obligations, as of the date of the employee's termination. Examples of Adelphia property include, without limitation, Adelphia security badges, office keys, and all Adelphia documents, files, equipment, computers and computer disks. Examples of obligations to be settled include, without limitation, the completion and reconciliation of expense accounts and the pay-off of loans and other financial obligations owed to Adelphia by the employee;

          (e)   resigns or otherwise voluntarily terminates his or her employment with Adelphia (including retirement);

          (f)    is temporarily laid-off or furloughed, except that if Adelphia elects to convert the temporary layoff or furlough into a permanent layoff, severance benefits will be payable as of the effective day of permanent layoff if the employee is otherwise eligible for benefits under the Plan;

          (g)   is offered a Comparable Position within Adelphia in lieu of termination, but fails or refuses to accept it. "Comparable Position" means a position of similar or greater status, authority, duties and compensation within a 50-mile radius from the employee's primary place of residence;

          (h)   is terminated by Adelphia in connection with a sale or transfer of all or part of the assets of Adelphia, and the employee's employment continues with the buyer or transferee company following the effective date of the transaction, or such employee is offered a Comparable Position with the buyer or transferee but fails or refuses to accept it;

          (i)    is terminated in connection with the "outsourcing" of operational functions, and the employee is offered a Comparable Position by the outsourcing vendor;

          (j)    is terminated for failure to return to work following a leave of absence when directed by Adelphia, consistent with the rules or policies of Adelphia;

          (k)   dies;

          (l)    terminates employment due to a failure to return to work in connection with a "disability," as determined by the Plan Administrator, consistent with Adelphia's practices; or,

          (m)  fails to execute, or subsequently revokes the Release (as defined below).

Section 3. Reduction in Force Severance Benefits.

        A Participant will receive severance benefits under the Plan based upon his or her position with Adelphia, as follows:

        (a)   Participants who are not Directors, Vice Presidents, Senior Vice Presidents or Executive Officers shall be entitled to receive one (1) week of the Participant's "Base Salary" (as defined below) for each "Year of Service" (as defined below) with Adelphia; provided that such severance pay shall not be less than an amount equal to two weeks of Base Salary, nor more than an amount equal to twelve (12) weeks of Base Salary;

        (b)   Participants who are Directors shall be entitled to receive: (i) twenty six (26) weeks of the Participant's "Base Salary" (as defined below) and (ii) twenty six (26) weeks of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA");

        (c)   Participants who are Vice Presidents shall be entitled to receive twenty six (26) weeks of the Participant's Base Salary; and,

        (d)   Participants who are Senior Vice Presidents and Executive Officers shall be entitled to receive fifty-two (52) weeks of the Participant's Base Salary.

        "Base Salary" means the Participant's weekly base salary in effect on the date of termination of employment (or if the Participant is paid on an hourly basis, the average weekly compensation based on the twelve weeks prior to such termination date) before any salary reduction contributions to a cafeteria plan governed by Section 125 of the Internal Revenue Code of 1986, as amended (the "Code") or tax-qualified retirement plan (e.g., 401(k) plan), and excluding payments by Adelphia on account of medical, disability and life insurance, overtime, shift premiums, bonuses, commissions (except as provided below), fringe benefits (cash and non-cash), draw payments or any other special or extraordinary payment or other allowance; provided, however, that if the Plan Administrator determines that a Participant is considered a commission-based employee, such Participant may have commissions included in their calculation of "Base Salary," based upon an amount equal to the lesser of: (i) the Participant's actual average monthly commissions based on the twelve month period immediately prior to termination of employment, and (ii) the Participant's target annual commissions for the year in which the Participant's termination of employment occurs, unless otherwise determined by the Plan Administrator in its sole discretion.

        A Participant will be considered to have completed a "Year of Service" on each anniversary of such Participant's date of hire as an employee of Adelphia (including periods of employment with any company that was acquired by Adelphia); provided that, unless otherwise determined by the Plan Administrator, such Participant has completed at least 1,000 hours of service during each such year. A Year of Service shall include periods while the Participant was an active employee or on disability, military, or other approved leave of absence, as determined by the Plan Administrator.

        Notwithstanding anything herein to the contrary, (i) the amount of the severance benefit that a Participant is entitled to receive under the Plan shall be the amount calculated in accordance with this Paragraph 3, less all amounts, if any, that such Participant is entitled to receive as a result of the circumstances of such Participant's termination under the Federal Worker Adjustment and Retraining Notification Act (Pub. L. 100-379) or other similar federal, state or local statute, and (ii) any health insurance continuation coverage provided to a Participant pursuant to this Paragraph 3 shall constitute secondary coverage with respect to any health insurance benefits actually received by the Participant in connection with any subsequent employment (or self-employment) during any period that such Participant is receiving a severance benefit pursuant to this Plan.

Section 4. Time and Form of Payment.

        (a)   Except with respect to the continuation of coverage benefits under COBRA pursuant to Section 3(b) herein, payment of severance benefits under the Plan will be payable in a lump sum as soon as practicable following the Participant's termination of employment. The Participant's last day worked with Adelphia shall be such Participant's termination date for purposes of the Plan. Adelphia shall withhold all applicable tax withholding from severance payments due under the Plan.

        (b)   Notwithstanding any provision herein to the contrary, any payment of severance benefits otherwise required to be made hereunder to a Participant at any date as a result of the termination of such Participant's employment shall be delayed for such period of time as may be necessary to satisfy Section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payment can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, the payment of such severance benefits shall be paid to such Participant, in a single cash lump sum.

        (c)   No severance benefits will be paid unless and until the Participant executes and delivers a valid and binding waiver and release of all claims against the Plan Administrator and Adelphia, its officers, and affiliates, and others, substantially in the form of the release attached hereto as Exhibit A (the "Release"), within the time period specified by Adelphia, and the revocation period established by any applicable law or regulation or Adelphia has expired.

Section 5. Recovery of Severance Benefits Paid.

        In the event the Participant engages in conduct that is in violation of Sections 5(a)-(d), the Participant agrees, pursuant to the terms of this Section 5 and the Participant's Release, to repay to Adelphia, upon written demand of Adelphia, in a single cash, lump sum, the net after-tax severance benefits (other than COBRA continuation coverage) received by such Participant under the Plan. In the event of the death of a Participant prior to receipt of any severance pay to which the Participant is entitled, such severance benefits will be payable in a lump sum for the benefit of the Participant's estate.

        (a)   Adelphia discovers that such Participant fails or refuses to return all property belonging to Adelphia after receiving a written request from Adelphia for the return of such property;

        (b)   the Participant has disclosed or used confidential information regarding Adelphia for the benefit of the Participant or a third party;

        (c)   the Participant accepts employment with any competitor of, or engages in competition with, Adelphia; or

        (d)   the Participant has solicited employees of Adelphia to work for a competitor.

Section 6. Separated Employees Who Later Return to Work.

        In the event that a Participant who receives severance benefits under the Plan becomes re-employed by Adelphia:

        (a)   before receiving all payments due to the Participant under the terms of the Plan, no further severance benefit payments will be made to such Participant, on or after the date the Participant is rehired, or

        (b)   following payment of lump-sum severance benefits under the terms of the Plan, such Participant may be required to repay to Adelphia, upon written demand of Adelphia, in a single, cash, lump sum payment, a pro-rata portion of the net after-tax severance benefits received by such Participant under the Plan based on the amount of time the Participant was not employed by Adelphia.

If a Participant who received severance benefits under the Plan is rehired and later becomes eligible for benefits under this Plan, the severance benefit payment will be determined based on such Participant's total Years of Service.

Section 7. Plan Administrator.

        The Plan shall be administered by Adelphia's Chief Financial Officer or such other person or persons authorized by the Compensation Committee of the Board of Directors of Adelphia to act as administrator of the Plan; provided that with respect to benefits payable under the Plan to the Chief Financial Officer, the Chief Executive Officer of Adelphia shall administer the Plan (the "Plan Administrator"). The Plan Administrator is the named fiduciary under the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In exercising his or her fiduciary responsibilities, the Plan Administrator will have the power and authority in his or her sole, absolute and uncontrolled discretion (a) to determine whether and to what extent Participants are eligible to receive severance benefits under the Plan, and (b) to interpret the Plan terms and publish such rules for the regulation of the Plan as in the Plan Administrator's sole, absolute and uncontrolled discretion are deemed necessary and advisable and that are not inconsistent with the terms of the Plan or ERISA. All correspondence to the Plan Administrator and requests for information should be directed to the Plan Administrator, Severance Plan, at the following address: Adelphia Communications Corporation, 5619 DTC Parkway, Greenwood Village, Colorado, 80111.

Section 8. Plan Sponsor.

        The Plan is sponsored by Adelphia Communications Corporation, 5619 DTC Parkway, Greenwood Village, Colorado, 80111. The employer identification number (EIN) assigned by the Internal Revenue Service to the Plan Sponsor is 25-1837984. The Plan number assigned by Adelphia pursuant to instructions of the U.S. Department of Labor is 502.

Section 9. Plan Year.

        The Plan Year is the twelve-month period ending December 31.

Section 10. Type of Plan and Funding.

        This Plan is an unfunded employee welfare benefit plan that provides severance benefits to Participants. In the event severance benefits are payable under the Plan, the benefits are paid from the general assets of Adelphia. All Plan benefits are paid by Adelphia and no employee contributions are permitted or required.

Section 11. Agent for Service of Process.

        All legal notices regarding the Plan should be served on the Plan Administrator at: Adelphia Communications Corporation, 5619 DTC Parkway, Greenwood Village, Colorado, 80111, with a copy to the attention of Adelphia's General Counsel at the same address.

Section 12. Claims Procedure.

        The following information is intended to comply with the requirements of ERISA and provides the procedures that a Participant may follow if he or she disagrees with any decision about eligibility for severance payments under the Plan.

        An employee who believes he or she is entitled to benefits under the Plan and does not receive notice, or who has questions about the amounts they receive, must provide written notice to the Plan Administrator within thirty (30) days of the date of his or her termination of employment with Adelphia.

        If the Plan Administrator denies an employee's claim for benefits under the Plan, such employee will be sent a letter within ninety (90) days (in special cases, more than 90 days may be needed and the employee will be notified if this is the case) explaining:

        (a)   the specific reason or reasons for the denial;

        (b)   the specific provisions of the Plan on which the denial is based;

        (c)   any additional material or information necessary for the employee to perfect the claim and an explanation of why such material or information is necessary; and

        (d)   an explanation of the Plan's claim review procedure.

        If payment is denied or the employee disagrees with the amount of the payment, he or she may file a written request for review within sixty (60) days after receipt of such denial. This request must be filed with the Plan Administrator. The letter that constitutes the filing of an appeal should ask for a review and include the reasons why the Participant believes the claim was improperly denied, as well as any other appropriate data, questions or comments. In addition, an employee is entitled to:

          (a)   review documents pertinent to his or her claim at such reasonable time and location as shall be mutually agreeable to the employee and the Plan Administrator; and

          (b)   submit issues and comments in writing to the Plan Administrator relating to the review of the employee's claim.

        A final decision will normally be reached within sixty (60) days, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible. The employee will receive a written notice of the decision on the appeal, indicating the specific reasons for the decision as well as specific references to the pertinent Plan provisions on which the decision is based.

Section 13. ERISA Rights.

        This Summary Plan Description/Plan Document is intended to comply with the requirements of ERISA. This statement of ERISA rights is required by federal law and regulation. A Participant in this Plan is entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

        (a)   examine, without charge, at the Plan Administrator's office and at other locations, such as worksites, all plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports; and

        (b)   obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

        In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Plan Participants. No one, including Adelphia or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining a Plan benefit or exercising rights under ERISA. If the Participant's claim for a Plan benefit is denied in whole or in part, the Participant must receive a written explanation of the reason for the denial. The Participant has the right to have the Plan review and reconsider his or her claim. Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests materials from the Plan and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the

Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

        If the Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the claim is frivolous. If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If the Participant has any questions about this statement or about his or her rights under ERISA, the Participant should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Association.

Section 14. Right to Amend or Terminate Plan.

        Adelphia reserves the right to amend, modify or terminate the Plan, in whole or in part, at any time for any reason and in any respect, by action of Adelphia's Board of Directors; provided, however, that no such amendment, modification or termination by the Board of Directors shall adversely affect any of the rights, if any, to which a Participant was entitled immediately prior to such amendment, modification or termination. During the pendency of the Chapter 11 Case, no amendment or modification of the Plan that materially increases the cost of the Plan to Adelphia shall be adopted without formal authorization by the Board of Directors of Adelphia and an order of the Bankruptcy Court authorizing such amendment or modification.

        No other amendment or modification and no termination of the Plan shall be effective unless the action to be taken is set forth in a written document, which is ratified or approved by Adelphia's Board of Directors.

Section 15. Other Important Plan Information.

        (a)   Participation in the Plan neither gives an employee the right to be retained in the employ of Adelphia, nor does it guarantee an employee's right to claim any benefit except as provided in the Plan.

        (b)   The Plan shall be construed and administered under the laws of the State of Colorado except to the extent preempted by federal law.

        (c)   Payments of severance benefits under this Plan shall not constitute wages and shall be paid by Adelphia from the general assets of Adelphia; provided that no director, officer, agent or employee of Adelphia shall be personally liable in the event Adelphia is unable to make any payments under this Plan due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent.

        IN WITNESS WHEREOF, Adelphia Communications Corporation has caused this Amended and Restated Severance Plan (amendments effective as of September 21, 2004 and November 3, 2005) to be executed this 3rd day of November, 2005.

ADELPHIA COMMUNICATIONS CORPORATION
By:	/s/ DAVID BRUNICK
Its:	SVP—Human Resources

EXHIBIT A

RELEASE OF ALL CLAIMS

        This Release of all Claims (this "Release") is entered into by and between                        , on behalf of the persons and entities referred to in the definition of "Employee" as it appears in Section 3 below, and Adelphia Communications Corporation ("ACC") on behalf of the persons and entities referred to in the definition of "Company," as it appears in Section 3 below. This Release shall be effective as of the eighth (8th) day following the Employee's execution of this Agreement (the "Effective Date").

        In consideration of the promises set forth in the Amended and Restated Adelphia Communications Corporation Severance Plan, as approved by the Bankruptcy Court (the "Severance Plan"), as well as any promises set forth in this Release, the Employee and the Company agree as follows:

          Section 1. Severance Pay Plan Entitlements

        The Company will provide the Employee the post-termination severance payments and/or such other benefits to which he/she is entitled under the Severance Plan, subject to the terms of this Release.

          Section 2. Return of Property

        All Company files, documents, software, access keys, desk keys, ID badges and credit cards, and such other property of the Company as the Company may reasonably request, in the Employee's possession must be returned as soon as practicable but in no event later than the date this Release is duly executed and returned to the Company.

          Section 3. Release and Waiver of Claims

        The Employee, on behalf of himself or herself, and his or her family, heirs, executors, administrators, legal representatives, beneficiaries and assigns (collectively referred to in this Release as the "Employee"), hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, including claims arising under employment contracts, severance agreements or any other similar employment-related agreements, that the Employee may have against ACC, each of its direct and indirect subsidiaries, its employees, officers, directors, shareholders, and representatives, agents, attorneys and advisors of any of the foregoing, and any person or entity that may succeed to the rights and liabilities of any such entities or persons by assignment or otherwise (collectively referred to in this Release as the "Company"), arising at any time on or before the date hereof, except the Employee shall not have relinquished his/her right to claims with respect to (i) the Company's obligations under this Release, (ii) the Company's obligations under the Severance Plan, (iii) benefits due under the Company's employee benefit plans, (iv) earned but unpaid salary, vacation pay and unreimbursed business expenses (subject to the Company's policies with respect thereto), and (v) a Proceeding (as defined below) to challenge whether the Employee knowingly and voluntarily waived his or her rights under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"). The matters referred to in clauses (i) through (v) are collectively referred to in this Release as the "Non-Released Claims." This Release is a release of all claims of any nature whatsoever, arising on or before the date hereof, by the Employee against the Company, other than with respect to the Non-Released Claims, and includes without limitation any and all claims, demands, causes of action, liabilities, whether known or unknown, including those caused by, arising from or related to the Employee's employment relationship with the Company including, without limitation, (i) any alleged discrimination or acts of discrimination which occurred or may have occurred on or before the date hereof, based upon race, color, sex, creed, national origin, age, disability

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or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; and, ADEA; (ii) claims under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); or (iii) claims under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment, including, without limitation, claims for wrongful or constructive discharge, fraud or misrepresentation under any statute, rule, regulation, alleged or implied contract or under the common law.

        The Employee understands and knowingly agrees to this Release because it is his/her intent in executing this Release to forever discharge the Company from any and all causes of action, foreseen or unforeseen, that may have existed on or prior to the date hereof, except for the Non-Released Claims.

          [FOR CALIFORNIA EMPLOYEES ONLY]

          [Release and Waiver of Claims Under California Civil Code Section 1542]

        If you live or work in California, except as provided in Sections 3 and 4 herein, no claim, demand, action or cause of action is reserved, and Employee hereby waives any and all rights that he/she may have under the provisions of Section 1542 of the California Civil Code, which provides as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.]

          Section 4. Release and Waiver of Claims Under the Age Discrimination in Employment Act

        The Employee acknowledges that the Company encouraged him/her to consult with an attorney of his/her choosing, prior to executing this Release, and, through this Release, encourages him/her to consult with his/her attorney with respect to possible claims under ADEA, as well as under the other federal, state and local laws within the scope of Section 3 above. The Employee acknowledges that he or she understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. The Employee wishes to waive any and all claims under ADEA, as well as under all other federal, state and local laws within the scope of Section 3 above, except with respect to the Non-Released Claims, that he or she may have, as of the date hereof, against the Company and hereby waives such claims. The Employee further understands that, by signing this Release, he/she is in fact waiving, releasing and forever giving up any claim under ADEA, as well as all other federal, state, and local laws within the scope of Section 3 above, except with respect to the Non-Released Claims, that may have existed on or prior to the date hereof. Without detracting in any respect from any other provision of this Release:

        (a)   The Employee agrees and acknowledges that this Release constitutes a knowing and voluntary waiver of all rights or claims he/she has or may have against the Company, as set forth in Section 3 above, including but not limited to, all rights or claims arising under ADEA and that he/she has no physical or mental impairment of any kind that has interfered with his/her ability to read and understand the meaning of this Release or its terms.

        (b)   The Employee agrees and acknowledges that the consideration provided to him/her under the Severance Plan and this Release is in addition to anything of value to which he/she is already entitled.

        (c)   The Employee acknowledges that the Company has informed him/her that he/she has at his/her option, twenty-one (21) days(1) in which to sign this Release and that he/she may knowingly and voluntarily waive said twenty-one (21) day period at any time before the end of said twenty-one (21) day period by signing the Release, in which event the Revocation Period (defined in the following sentence) shall commence on the date he/she executes the Release. The Employee acknowledges that he/she has seven (7) days following the date on which he/she executes the Release within which to

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revoke it (the "Revocation Period") by providing a written notice of his/her revocation of the Release to the Company and that the Company may revoke the Release at any time during the Revocation Period. If the Employee does wish to revoke the Release, he or she must do so within the Revocation Period by notifying the Company's General Counsel via certified mail, return receipt requested, at the address listed below in Section 12. The Employee will not be eligible to receive benefits under the Severance Plan, and this Release shall not become effective or legally enforceable, until the Revocation Period has expired with the Employee electing not to revoke the Release.

(1)
A 45-day consideration period is required if this Release is requested in connection with an employment termination program offered to a group or class of employees. The ADEA regulations provide that, usually, an employment termination program refers to a group or class of employees who were involuntarily terminated and who are offered additional consideration in return for their decision to sign a waiver. Whether a "program" exists will depend on the facts and circumstances. The ADEA regulations provide that a "program" exists when an employer offers additional consideration for the signing of a waiver pursuant to an employment termination (e.g., a reduction in force) to two or more employees. The regulations provided further that, typically, an involuntary termination program is a standardized formula or package of benefits that is available to two or more employees and which has terms that are not subject to negotiation between the parties.

          Section 5. Proceedings

        As of the date hereof, the Employee has not filed, and agrees not to initiate or cause to be initiated on his/her behalf, any complaint, charge, claim (including any proof of claim in the Company's bankruptcy proceedings) or proceeding against the Company before any local, state or federal agency, court or other body relating to his/her employment or the termination of his/her employment, other than with respect to the Non-Released Claims (each individually, a "Proceeding"), and agrees not to receive any benefits in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

          Section 6. Confidentiality

        The term "Confidential Information" as used in this Release means information that the Employee had access to or acquired by virtue of or in connection with his/her employment by or other association with the Company or any of its subsidiaries and affiliates, or its officers, directors or employees, including, without limitation: (i) information received from third parties under confidential conditions; (ii) technical, business or financial information regarding the Company or any of its subsidiaries and affiliates or the respective activities of such entities; (iii) trade secrets, proprietary information or any other material, non-public information of or regarding the Company or any employees of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, Confidential Information shall not include information that is publicly known through publication or otherwise, through no wrongful act of the Employee.

        The Employee understands and agrees that such Confidential Information was disclosed to him/her in confidence and for the sole use of the Company or its subsidiaries and affiliates. The Employee understands and agrees that, from and after the date the Employee executes this Release, except on behalf of the Company in connection with his/her employment with the Company, (x) the Employee will not disclose any Confidential Information and (y) the Employee will not make use of the Confidential Information on his/her own behalf, or on behalf of any third party, unless, in the case of clause (x), the Employee is required to do so under compulsion of law, process of law or in connection with the Employee's cooperation with the Company and those acting on the Company's behalf; provided the Employee has given the Company reasonable prior written notice thereof.

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          Section 7. Future Assistance

        The Employee hereby agrees that, during the period commencing on the date the Employee's employment with the Company is terminated and continuing until the date that is     weeks from that date(2), the Employee shall make himself/herself available as reasonably necessary to answer questions, provide information about which the Employee has knowledge, and take other action as is reasonably requested by the Company and those acting on the Company's behalf, including without limitation, any governmental authorities. The Company agrees to reimburse the Employee for all expenses actually incurred by the Employee in connection with his provision of assistance.

(2)
Insert the number of weeks of compensation the Employee is entitled to under Section 3 of the Severance Plan.

          Section 8. Remedies

        In the event the Employee voluntarily participates, or receives any benefits, in any Proceeding, or if he/she fails to abide by any of the terms of the Severance Plan, this Release or if he/she revokes the Release within the Revocation Period, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him/her under the benefits provisions of the Severance Plan (upon written demand by Adelphia, such amounts to be paid by the Employee to Adelphia in a single, cash lump sum, in an amount equal to the net after-tax severance benefits received by the Employee) or terminate any benefits or payments that are subsequently due under the Severance Plan, without waiving the Release granted herein, provided, that the Company shall not have the right to reclaim amounts paid to the Employee hereunder with respect to a Proceeding that seeks to challenge whether the Employee knowingly and voluntarily waived his/her rights under ADEA. The Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of his/her obligations under Sections 3, 4, 5, 6 and 7 of this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Employee acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Release or the Severance Plan, upon adequate proof of his/her violation of any such provision of this Release or the Severance Plan, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

        The Employee understands that, by entering into this Release, he/she will be limiting the availability of certain remedies that he/she may have against the Company and limiting also his/her ability to pursue certain claims against the Company.

          Section 9. Severability Clause

        In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

          Section 10. Non-Admission

        Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

          Section 11. Governing Law

        This Release shall be governed by and construed in accordance with federal law and the laws of the State of Colorado, applicable to contracts made and to be performed within such State, to the extent such laws are not preempted by federal bankruptcy law.

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          Section 12. Notices

        All communications under this Release shall be in writing and shall be delivered by hand, by facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

To the Company:	Adelphia Communications Corporation 5619 DTC Parkway Greenwood Village, Colorado 80111
To the Employee

        Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

          Section 13. [Company Information Regarding Decisional Unit and Other Employees Terminated at Same Time]

        [Must give employee information in Section 7(f)(1)(H) of ADEA and applicable regulations.]

        THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THIS RELEASE AND THAT HE/SHE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE/SHE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS/HER OWN FREE WILL. FACSIMILE SIGNATURES EXECUTED IN COUNTERPART WILL HAVE THE SAME FORCE AND EFFECT AS AN ORIGINAL SIGNATURE.

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        IN WITNESS WHEREOF, the parties have executed this RELEASE as of the    day of                        , 200    .

[Employee]
ADELPHIA COMMUNICATIONS CORPORATION
By:	Name: Title:

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AMENDED AND RESTATED ADELPHIA COMMUNICATIONS CORPORATION SEVERANCE PLAN/ SUMMARY PLAN DESCRIPTION